Exhibit 10.19

Supplementary Agreement for Land Use License

This Supplementary Agreement is entered into by and between:

Shanghai Chengli Investment Consulting Firm (“Party A”)

Address: No. Room A2551, No.1 Building, 2758 Song Jin Gong Lu, Zhang Yan County, Jin

Shan District, Post Code: 201514, Shanghai, P. R. China.

Representative:  HOU Xiaojing  Title: Legal Representative

The British International School, Shanghai (“Party B”)

Address: 600 Cambridge Forest New Town, 2729 Hunan Road, Zip code: 201315

Representative: Andrew Fitzmaurice  Title: Legal Representative

WHEREAS:

A.            The Parties entered into the Agreement for Land Use License on 19 September 2012 (the “Land Use License Agreement”) to allow for Party B’s use of the Adjacent Land for a Sports Field;

B.            The defined terms in the Land Use License Agreement, particularly those bolded herein, are fully adopted in this Supplementary Agreement;

C.            In addition to granting Party B a license, commencing l September 2012, to use the Adjacent Land for twenty four (24) years, which is the remaining lease term under the Lease Agreement, Party B made the Undertaking to Party A in the Land Use License Agreement;

D.            The Parties agreed to enter into further discussions about Party A’s Undertaking and Party B’s obligation in relation to the Undertaking;

NOW THEREFORE, the Parties agree as follows:

l.                  To fulfill the Undertaking, Party A shall secure the winning bid in the Bidding Process as soon as possible.  Upon fulfilling the Undertaking, the Adjacent Land shall, to the extent possible, be incorporated as part of the premises leased under the Lease Agreement.

2.              Irrespective of whether Party A fulfills the Undertaking, Party B’s use of the Adjacent Land shall remain valid and unaffected. Provided that Party B pays Party A in full the amounts stipulated under the Land Use License Agreement, Party A guarantees to Party B the full enjoyment of Party B’s rights under the License.

3.              In consideration for Party A’s fulfillment of the Undertaking, which would allow Party A to convert the purpose of use of the Adjacent Land to suit Party B’s intended use over the remaining lease term, Party B shall pay to Party A of RMB Seven Million Four Hundred Thousand Yuan (RMB 7.4 million) per year, with the years commencing 30 September 2013 and ending 31 August 2018. Specifically, Party B shall pay to Party A: RMB One Million Eight Hundred Fifty Thousand Yuan (RMB 1.85 million) on the last business days in each of the months of September and December 2013; March, June, September and December 2014  through 2017; and March and June 2018. Party B shall in no event be obligated to make to Party A any compensation other than the ones stated herein.

4.              Upon each payment, Party A shall provide to Party B official invoice for the payment.

All costs and taxes incurred in relation to such invoice shall be borne by Party A.

5.              The Supplementary Agreement shall take effect upon execution by the Parties.